EXHIBIT 99.1

ACME UNITED CORPORATION            NEWS RELEASE
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                            CONTACT: Paul G. Driscoll
                             Acme United Corporation
                   60 Round Hill Road    Fairfield, CT  06824
                  Phone: (203) 254-6060    FAX: (203) 254-6521
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                                          FOR IMMEDIATE RELEASE October 24, 2008
                                          --------------------------------------


ACME UNITED CORPORATION REPORTS RECORD THIRD QUARTER SALES AND EARNINGS

         FAIRFIELD, CONN. - October 24, 2008 - Acme United Corporation (AMEX:ACU) today announced that net sales for the quarter ended September 30, 2008 were $19.2 million, compared to $17.1 million in the same period in 2007, an increase of 12% (11% in local currency). Net sales for the nine months ended September 30, 2008 were $56.1 million, compared to $48.3 million in the same period in 2007, an increase of 16% (14% in local currency).

         Net income was $1,351,000, or $.37 per diluted share, for the third quarter ended September 30, 2008, compared to $1,305,000, or $.35 per diluted share, for the comparable period last year, an increase of 4% in net income and 6% in diluted earnings per share. Net income for the nine months ended September 30, 2008 was $3,833,000, or $1.05 per diluted share, compared to $3,476,000, or
$.94 per diluted share, in the comparable period last year, a 10% increase in net income and 12% in diluted earnings per share.

         Net sales for the quarter ended September 30, 2008 in the Company's U.S. segment increased 14% compared to the same period in 2007 and net sales for the nine months ended September 30, 2008 in the U.S. segment increased 19% primarily as a result of market share gains in all distribution channels. Net sales in Canada in the first nine months of 2008 increased by 3% in U.S. dollars compared to the same period in 2007 but declined 5% in local currency due to a decrease in demand in the overall office products market. European net sales in the first nine months of 2008 increased 14% in U.S. dollars and 1% in local currency compared to the same period in 2007.

         Gross margins were 41.1% in the third quarter of 2008 versus 43.2% in the comparable period last year. For the first nine months of 2008, gross margins were 40.6% compared to 42.8% in the same period in 2007. The gross margin declines were due to increased costs of material, labor, and energy, and the appreciation of the Chinese currency against the U.S. dollar. Also, in the second and third quarters of 2008, the company gained market share in the highly competitive back to school market which reduced gross margin percentages.

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

         Walter C. Johnsen, Chairman and CEO, said "Acme United has just completed its largest and most successful back to school season. Recent third party surveys show that our Westcott branded scissors now have the highest market share in North America. We continue to gain momentum, and look forward to building off this base next year."

         Mr. Johnsen also said that during the third quarter, Acme United began shipping its SpeedPak utility knives to a major hardware chain in the U.S. The Company opened new industrial distributors as well, and is making progress in these channels.

         The Company's bank debt less cash on September 30, 2008 was $7.5 million compared to $8.7 million on September 30, 2007. During the 12 month period ended September 30, 2008, the Company generated $3.7 million of cash from operating activities and paid approximately $.6 million in dividends to shareholders. During the same 12 month period, Acme purchased 73,874 shares of its common stock for approximately $1.0 million under its previously announced repurchase program. As of September 30, 2008, there were 166,126 shares authorized to be purchased under the outstanding stock repurchase programs. Based on anticipated cash flow, the Company's bank debt less cash is expected to decline during the remainder of the year.

         On October 7, 2008 the Company announced a $.05 per share quarterly dividend on its outstanding common stock for shareholders of record on October 20, 2008, and is payable on November 10, 2008. This represents an increase of 25% or $.01 per share over the dividend of $.04 per share paid in each of the previous six quarters.

         ACME UNITED CORPORATION is an innovative supplier of cutting devices, measuring instruments, and safety products for school, home, office and industrial use. Its leading brands include Westcott(R), Clauss(R), and PhysiciansCare(R).

         Forward-looking statements in this report, including without limitation, statements related to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company's suppliers and customers (iii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth, and (iv) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

                                     # # #

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

                             ACME UNITED CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                            THIRD QUARTER REPORT 2008
                                   (Unaudited)
                                                               Quarter Ended             Quarter Ended
Amounts in $000's except per share data                      September 30, 2008        September 30, 2007
--------------------------------------------------------------------------------------------------------------

Net sales                                                   $          19,158         $          17,081
Cost of goods sold                                                     11,288                     9,700
                                                              ----------------          ----------------
Gross profit                                                            7,870                     7,381
Selling, general, and administrative expenses                           5,651                     5,229
                                                              ----------------          ----------------
Income from operations                                                  2,219                     2,152
Interest expense                                                          120                       208
Other expense (income), net                                               138                       (91)
                                                              ----------------          ----------------
Pre-tax income                                                          1,961                     2,035
Income tax expense                                                        610                       730
                                                              ----------------          ----------------
Net income                                                  $           1,351         $           1,305
                                                              ================          ================

     Shares outstanding - Basic                                         3,515                     3,538
     Shares outstanding - Diluted                                       3,650                     3,710

Earnings per share basic                                    $            0.38         $            0.37
Earnings per share diluted                                               0.37                      0.35

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

                             ACME UNITED CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                        THIRD QUARTER REPORT 2008 (cont.)
                                   (Unaudited)

                                                             Nine Months Ended         Nine Months Ended
Amounts in $000's except per share data                      September 30, 2008        September 30, 2007
--------------------------------------------------------------------------------------------------------------

Net sales                                                   $          56,135         $          48,321
Cost of goods sold                                                     33,361                    27,627
                                                              ----------------          ----------------
Gross profit                                                           22,774                    20,694
Selling, general, and administrative expenses                          16,690                    14,822
                                                              ----------------          ----------------
Income from operations                                                  6,084                     5,872
Interest expense                                                          306                       519
Other expense (income), net                                               (24)                      (77)
                                                              ----------------          ----------------
Pre-tax income                                                          5,801                     5,430
Income tax expense                                                      1,968                     1,954
                                                              ----------------          ----------------
Net income                                                  $           3,833         $           3,476
                                                              ================          ================

     Shares outstanding - Basic                                         3,517                     3,530
     Shares outstanding - Diluted                                       3,654                     3,702

Earnings per share basic                                    $            1.09         $            0.98
Earnings per share diluted                                               1.05                      0.94

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

                             ACME UNITED CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            THIRD QUARTER REPORT 2008
                                   (Unaudited)

Amounts in $000's                                           September 30, 2008        September 30, 2007
---------------------------------------------------------------------------------------------------------

Assets:
-------
Current assets:
     Cash                                                   $           5,485         $           3,651
     Accounts receivable, net                                          16,045                    16,223
     Inventories                                                       20,240                    17,521
     Prepaid and other current assets                                     951                     1,302
                                                              ----------------          ----------------
Total current assets                                                   42,721                    38,697

     Property and equipment, net                                        2,402                     2,491
     Other assets                                                       1,976                     1,662
                                                              ----------------          ----------------
Total assets                                                $          47,099         $          42,850
                                                              ================          ================

Liabilities and stockholders' equity:
-------------------------------------
Current liabilities
     Accounts payable                                       $           3,734         $           3,687
     Other current liabilities                                          4,427                     3,840
                                                              ----------------          ----------------
Total current liabilities                                               8,162                     7,527
Long-term debt                                                         12,994                    12,302
Other non current liabilities                                             542                       696
                                                              ----------------          ----------------
                                                                       21,697                    20,525
Total stockholders' equity                                             25,402                    22,325
                                                              ----------------          ----------------
Total liabilities and stockholders' equity                  $          47,099         $          42,850
                                                              ================          ================

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